EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Carlyle Commitments Master Fund, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$58,176,000	(a)	0.014760%	$8,586.78	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$58,176,000	(a)
Total Fees Due for Filing				$8,586.78
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$8,586.78	(b)

(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.

(b)	Calculated at 0.014760% of the Transaction Valuation.